Registration No. 333-44996
                                                     Registration No. 811-08754
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------


                                    FORM N-4


         REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933           [ ]

         Pre-Effective Amendment No. 1                                     [X]



         Post-Effective Amendment No.                                      [ ]



                                     AND/OR

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940            [ ]



         Amendment No. 35                                                  [X]





                        (Check appropriate box or boxes)

                              --------------------

                             SEPARATE ACCOUNT No. 45
                                       of
           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           (Exact Name of Registrant)

                              --------------------

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                               (Name of Depositor)

             1290 Avenue of the Americas, New York, New York 10104
              (Address of Depositor's Principal Executive Offices)
       Depositor's Telephone Number, including Area Code: (212) 554-1234

                              --------------------


                                   DODIE KENT
                      ASSISTANT VICE PRESIDENT and COUNSEL
           The Equitable Life Assurance Society of the United States
             1290 Avenue of the Americas, New York, New York 10104
                     (Name and Address of Agent for Service)

                              --------------------

                  Please send copies of all communications to:
                               PETER E. PANARITES
                         Freedman, Levy, Kroll & Simonds
                    1050 Connecticut Avenue, N.W., Suite 825
                             Washington, D.C. 20036

         Approximate Date of Proposed Public Offering:

         As soon as practicable after the effective date of the Registration Statement.

         It  is  proposed  that  this  filing  will  become   effective   (check
appropriate box):

  [ ]    Immediately upon filing pursuant to paragraph (b) of Rule 485



  [ ]    On (date) pursuant to paragraph (b) of Rule 485.

  [ ]    60 days after filing pursuant to paragraph (a)(1) of Rule 485.

  [ ]    On (date) pursuant to paragraph (a)(1) of Rule 485.



If appropriate, check the following box:

  [ ] This post-effective amendment designates a new effective date for previously filed post-effective amendment.


Title of Securities Being Registered:

         Units of interest in Separate Account under variable annuity contracts.

         The registrant hereby amends this registration statement on such dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                      NOTE

This Pre-Effective Amendment No. 1 to the Form N-4 Registration Statement No. 333-44996 ("Registration Statement") of The Equitable Life Assurance Society of the United States and its Separate Account No. 45 is being filed solely for the purpose of including in the Registration Statement two additional exhibits to Part C. The Pre-Effective Amendment does not amend or delete the Prospectus or Statement of Additional Information filed as part of the Registration Statement on August 31, 2000 or any other part of the Registration Statement except as specifically noted herein.

                                     PART C

                               OTHER INFORMATION
                               -----------------
This Part C is amended solely for the purpose of adding Exhibits 4.(h) and 5 to
Item 24(b). No amendment or deletion is made of any other information previously set forth under Part C in the Registration Statement.

Item 24. Financial Statements and Exhibits.


         (b)  Exhibits.

         The following exhibits are added herewith:


        4.(h) Form of data pages for Equitable Accumulator Advisor, agent version, Form No.94ICIA/B.

        5.    Form of Enrollment Form/Application for Equitable Accumulator
              Advisor.




                                      C-1
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                                   SIGNATURES




         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant has caused this amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 2nd day of November, 2000.




                                           SEPARATE ACCOUNT No. 45 OF
                                           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                           OF THE UNITED STATES
                                                    (Registrant)

                                           By: The Equitable Life Assurance
                                               Society of the United States
                                                    (Depositor)

                                           By: /s/ Naomi J. Weinstein
                                              ---------------------------------
                                                   Naomi J. Weinstein
                                                   Vice President,
                                                   The Equitable Life Assurance
                                                   Society of the United States



                                       C-3
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                                   SIGNATURES




         As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Depositor, has caused this amendment to the Registration Statement to be signed on its behalf, in the City and State of New York, on this 2nd day of November, 2000.



                                           THE EQUITABLE LIFE ASSURANCE SOCIETY
                                           OF THE UNITED STATES
                                                      (Depositor)


                                           By: /s/ Naomi J. Weinstein
                                              ---------------------------------
                                                   Naomi J. Weinstein
                                                   Vice President,
                                                   The Equitable Life Assurance
                                                   Society of the United States



         As required by the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:


PRINCIPAL EXECUTIVE OFFICERS:

*Michael Hegarty                           President, Chief Operating Officer
                                           and Director

*Edward D. Miller                          Chairman of the Board, Chief
                                           Executive Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Stanley B. Tulin                          Vice Chairman of the Board
                                           Chief Financial Officer and Director

PRINCIPAL ACCOUNTING OFFICER:

*Alvin H. Fenichel                         Senior Vice President and Controller




*DIRECTORS:

Francoise Colloc'h       Donald J. Greene             George T. Lowy
Henri de Castries        John T. Hartley              Edward D. Miller
Joseph L. Dionne         John H.F. Haskell, Jr.       Didier Pineau-Valencienne
Denis Duverne            Michael Hegarty              George J. Sella, Jr.
Jean-Rene Fourtou        Mary R. (Nina) Henderson     Peter J. Tobin
Norman C. Francis        W. Edwin Jarmain             Stanley B. Tulin
                                                      Dave H. Williams




*By: /s/Naomi J. Weinstein
     ------------------------
        Naomi J. Weinstein
        Attorney-in-Fact

November 2, 2000



                                       C-4
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                                 EXHIBIT INDEX

EXHIBIT NO.                                                   TAG VALUE
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4.h             Form of data pages                            EX-99.4h

5.              Form of Enrollment Form/Application           EX-99.5








                                     C-5